Exhibit 99.1

Comtech Group, Inc. Reports Best Quarterly and Annual Revenue and Profit Ever for 2007

•	2007 full year revenue grew 34.7% from 2006 with Q4 revenue up 46.3% year-over-year
•	Full year 2007 net income increased 32.3% from 2006 with Q4 net income up 32.6% year-over-year
•	2007 Non-GAAP net income increased 51.9% from 2006 with Q4 Non-GAAP net income up 22.3% from Q3
•	2007 full year Non-GAAP EPS Diluted grew 35.1% from 2006 to $0.73; Q4 Non-GAAP EPS Diluted grew 37.5% year-over-year to $0.22
•	Results exceeded the Company’s previous 2007 annual guidance and demonstrated the best quarter in the company’s history, delivering the highest quarterly revenue and profit ever
•	Company expects to continue last year’s strong performance with robust growth of 25% to 30% in both revenue and Non-GAAP EPS Diluted for 2008,
•	Management provides full year guidance of $285 million in revenue and Non-GAAP EPS Diluted of $0.90

SHENZHEN, China, March 13, 2008—Comtech Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international technology product companies, today announced audited financial results for its fourth quarter and full year ended December 31, 2007. The Company reported record quarterly revenue of $70.9 million, up 46.3% year-over-year, compared to $48.5 million reported in the fourth quarter of 2006 with growth in all of the Company’s end markets - mobile handset, telecommunication equipment, and digital media, which the Company believes are among the fastest growing markets in China.

Net income for the fourth quarter of 2007 was $6.1 million, up 32.6% from $4.6 million in the same period last year, with Non-GAAP net income up 51.9% over the same period last year.  Earnings per share (“EPS”) Diluted on a U.S. GAAP basis was $0.15, and Non-GAAP EPS Diluted (excluding share-based compensation expense and acquisition related costs including amortization of intangible assets and recognized deferred taxation) was $0.22, up 37.5% from the fourth quarter of 2006.

For the full year 2007, the Company reported revenues of $228.5 million, a 34.7% increase compared to $169.6 million reported for 2006.  2007 net income was $20.9 million, up 32.3% from $15.8 million in 2006, and Non-GAAP net income was $27.9 million, up 51.9% compared to 2006.  EPS Diluted on a U.S. GAAP basis was $0.55, and Non-GAAP EPS Diluted was $0.73, up 35.2% from $0.54 per diluted share in 2006.

Key Financial Indicators
(all numbers in USD thousands, except share data)

	Q42007	Q42006	Percent Change
Consolidated Revenue	$70,902	$48,460	46.3%
Cost of Revenue	$57,069	$39,331	45.1%
Gross Profit	$13,833	$9,129	51.5%
Net Operating Expenses	$8,303	$4,685	77.2%
Income from Operations	$5,530	$4,444	24.4%
Net Income	$6,059	$4,568	32.6%
EPS Diluted	$0.15	$0.13	15.4%
Non-GAAP EPS Diluted	$0.22	$0.16	37.5%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 7.2946 as of December 31, 2007 and US $1 to RMB 7.8041 as of December 29, 2006.
(2)
Included in the Q4 2007 net income was an amount of $1.7 million for share-based compensation expense to reflect the adoption of Statement of Financial Accounting Standards of No. 123 (revised 2004), and Share-Based Payment (“SFAS 123R”), effective January 1, 2006 and $1.0 million acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Non-GAAP net income excluding the effects of share-based compensation expense and acquisition related costs was $8.7 million or a $0.22 Non-GAAP EPS Diluted in Q4 2006.

Fourth Quarter highlights:

•	Delivered the highest quarterly revenue and profit in Company’s history while continuing to improve the gross margin of the business and drive profit growth faster than top line
•	Secured a series of contracts for providing customized module solutions to enable cell phone users to watch TV programs broadcast in China on their mobile handsets
•
Achieved significant jump in revenue from the telecom equipment business, comprising approximately 30% of Comtech’s total business.  Company benefited from the growth of some of its major telecom customers, such as Huawei and ZTE, both of which we expect would continue to gain global market share.

Recent Developments:

The Company continues to experience robust revenue growth across its key business areas during the quarter. As an effort to capture high growth opportunities, the Company has deepened its development in the auto electronics industry. During the first quarter of 2008, the company announced its partnership with Freescale Semiconductor, one of the world’s largest semiconductor companies to provide auto-electronics solutions to the automotive industry in China. Using Comtech’s innovative business model, the company is expected to generate meaningful results by the second half of 2008.

The Company’s acquisition strategy has provided a firm foundation for future growth. During the past few months, Keen Awards, a company we acquired in 2007, was awarded a series of major design wins to provide LCD display panels to some major OEMs in China. The synergies between Comtech and KA have already made it the fastest growing business unit of the Company. The design wins are expected to further boost Keen Awards’ revenue and position the business unit for further growth opportunities this year.

On March 10, 2008, Comtech authorized a stock repurchase program under which the Company may repurchase up to 5 million shares of its outstanding common stock on the open market or in negotiated transactions.  The timing and the amount of any repurchases will be determined by the Company's management, based on its evaluation of market conditions and other factors. Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase. As of December 31, 2007, the Company had 38,496,167 shares of outstanding common stock, with 33% held by members of the Company. The number of shares that can be repurchased under the repurchase program represent approximately 13% of the Company's total shares of common stock outstanding or 19.4% of shares of public float held by non-members of the Company.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group said, “Recent acquisition development and the stock repurchase plan announced in the first quarter demonstrate the Company’s strong position as we enter 2008.  Keen Awards’ strong performance has illustrated the successful outcome of a calculated synergy impact. This is a good example of the quality of the acquisitions we seek and demonstrates the benefit of keeping our disciplined approach. As part of our acquisition strategy, our next acquisition target offers a great opportunity to capture emerging opportunities with large, high-growth industries in China, such as green energy, where we can leverage our existing business model with both new and existing customers to accelerate the Company’s growth. We are planning to close at least one acquisition within the first half of this year.”

Mr. Kang continued, “The stock repurchase program is the result of management’s belief that the Company is currently undervalued by the investment community because of overstated concerns of a slowdown in handset sales in China. With more than $125 million in cash and only $1.2 million of debt as of December 31, 2007, we want to reaffirm our belief in the Company’s strong, sustainable growth by launching a stock buyback program. The repurchase will not affect our near term capital funding for internal growth initiatives and acquisitions. We are confident the Company will achieve this year’s revenue growth guidance of 25-30% provided last month and believe that Non-GAAP EPS growth will accelerate further after completion of this repurchase program.”

Financial Results

Revenue for the fourth quarter was $70.9 million, an increase of 46.3% compared to the $48.5 million reported for the fourth quarter of last year. The revenue breakdown is as follows: $28.2 million, or 39.8% of total sales for mobile handsets, representing a 50.1% increase year-over-year; $21.6 million, or 30.4% of total sales for telecommunications equipment, representing a 33.8% increase year-over-year, and $18.0 million, or 25.4% of total sales for digital media products, representing a significant increase of 63.9% year-over-year. The Company’s service business contributed $3.1 million in revenues for the fourth quarter and accounted for approximately 4.4% of total sales, representing a 24.0% increase year-over-year.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $57.1 million compared to $39.3 million, representing an increase of 45.1% year-over-year. Gross profit for the fourth quarter was $13.8 million, up 51.5% compared to the $9.1 million during the fourth quarter of last year. Gross margin for the fourth quarter increased to 19.5% compared to 18.8% reported during the fourth quarter of 2006 due to a more favorable product mix due mainly to the growth in higher margin business such as digital media and service business during the fourth quarter.

Selling, general and administrative expenses totaled $6.7 million, up 70.1%, compared to $4.0 million reported for the fourth quarter of last year. The increase was attributable to an increase in staff costs due to growth in share-based compensation expense, an additional bad debt provision, amortization of intangible assets and other sales related expenses that support our ongoing business.  Research and development (R&D) expenses increased by 111.1% to $1.5 million compared to $0.7 million in the fourth quarter of 2006. The increase was attributable to increase in R&D personnel related costs and additional expenditures for new market development.

Income from operations was $5.5 million, up 24.4% as compared to $4.4 million for the fourth quarter of 2006. Operating margin for the fourth quarter was 7.8% versus 9.2% for the fourth quarter of 2006. Excluding the effects of share-based compensation and acquisition related costs including amortization of purchased intangible assets, operating margin would have been 11.6% for the fourth quarter of 2007, compared to 11.0% for the same period in 2006. The effective tax rate for the fourth quarter of 2007 was 7.8%, compared to 7.3% for the same period in 2006. No minority interest’s share of losses was reported as compared to a share of income of $0.4 million over the same period in 2006.

Net income for the fourth quarter was $6.1 million or EPS Diluted of $0.15 on a U.S. GAAP basis, compared to net income of $4.6 million, or EPS Diluted of $0.13 in the fourth quarter of 2006. Included in the fourth quarter 2007 net income was an amount of $1.7 million for share-based compensation expense and $1.0 million for acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Excluding the stock-based compensation expense and acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation, the Company would have reported net income of $8.7 million or $0.22 Non-GAAP EPS Diluted for the fourth quarter. The weighted average number of shares used in the calculation of diluted EPS was 40.3 million compared to 34.3 million in the fourth quarter of 2006.

For the full year 2007, the Company reported revenue of $228.5 million, or 34.7% higher than the year ended 2006. Cost of revenue was $184.2 million, an increase of 33.5% compared to the $138.0 million reported last year. Gross profit was $44.3 million, increased 40.0% from $31.6 million in 2006. Gross margin was 19.4% of sales, compared to 18.6% for last year.

Operating expenses, including Selling, general and administrative expenses and research and development expenses, totaled $24.2 million, as compared to $15.1 million for last year.  The increase in selling expenses in 2007 was mainly attributable to an increase in a bad debt provision made for 2007. An increase in sales staff costs and share-based compensation also contributed to the increase of general and administrative expenses.  The increase in research and development expenses was primarily attributable to the significant rise in personnel and engineer research expenditures focused on potential new markets, such as digital media solutions.

Income from operations was $20.1 million, an increase of 21.7% from the prior year. Operating margin was 8.8% as compared to 9.7% last year. Excluding stock-based compensation and acquisition related costs including amortization of purchased intangible assets, pro forma operating margin actually increased to 11.9% versus 11.2% reported last year.

The Company had an effective tax rate of 8.4% as compared to 7.9% last year. The increase in the effective tax rate was primarily due to subsidiaries with higher tax rates representing a greater percentage of our revenues in 2007. Net income was $20.9 million, or $0.55 per diluted share, compared to net income of $15.8 million, or $0.47 per diluted share last year. Excluding the effects of stock-based compensation expense and acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation, the Company’s net income on a Non-GAAP basis was $27.9 million or $0.73 per diluted share for the year.

Balance Sheet

The Company completed fiscal year end 2007 with cash of $126.1 million, up from $48.1 million at the end of 2006, attributable to the proceeds received from the secondary public offering and positive operating cash generated in 2007.  Inventory increased from $9.2 at the end of 2006 to $17.8 million as of December 31, 2007. The increase in inventory was attributable to the expansion of existing businesses. It was consistent with the increase in trade accounts receivable from $35.7 million at the end of 2006 to $57.3 million as of December 31, 2007, and the increase in trade accounts payable from $14.6 million to $23.9 million. As a result of the acquisitions during 2007, intangible assets increased from $2.5 million at the end of 2006 to $20.4 million as of December 31, 2007, and goodwill increased from $6.0 million at the end of 2006 to $13.6 million as of December 31, 2007. The Company maintained bank borrowings of $1.2 million.  Shareholders’ equity was $199.3 million as of December 31, 2007, a significant increase of 134.3% from $85.1 million as of December 31, 2006.

Business Outlook

Based on existing visibility and new business in the pipeline, management is providing 2008 full year guidance of $285 million in revenue and Non-GAAP EPS Diluted of $0.90. The Company expects to be able to achieve this aggressive goal despite a downturn in the US economy because its business mainly targets the Chinese domestic and newly emerging markets, which we expect to continue on a robust upward trajectory that offsets any negative news from the US.

Mr. Kang remarked, “The outlook for our business remains strong. Comtech has a twelve year history in which time we have weathered many tough situations such as what we are seeing today with the US economy.  Despite minor setbacks, the Company has always achieved strong growth.  We expect to continue last year’s strong performance with robust growth of 25% to 30% in both revenue and Non-GAAP EPS Diluted this year. I am confident that our strategies for sustained growth are working, and based on the company’s organic expansion and strategic new business and acquisitions in the pipeline, Comtech is well-positioned for continued strong results in 2008.”

Currency Exchange Rates Impacts on Annual Results

The audited annual revenue for the full year 2007 was $228.5 million. Total revenue normalized by adding the results of the four quarters together would have been $222.1 million*. The normalized total revenue of the four quarters was slightly higher than the previous 2007 annual guidance and preliminary results announced in February. Non-GAAP EPS Diluted based on the audited net income was $0.73 and the normalized Non-GAAP EPS Diluted based on the addition of the results of the four quarters would have been $0.71, in line with the previous guidance. Because the Chinese Yuan has appreciated significantly against the US dollar during 2007, the full year audited revenue was $6.4 million higher than the normalized revenue and audited Non-GAAP EPS Diluted was $0.02 higher than normalized result. The Company encourages investors to use quarterly results and normalized annual results to measure the Company’s operating performance and growth. The Company anticipates that the Chinese Yuan will continue to appreciate against the US dollar throughout 2008.

* The US dollar amounts are calculated based on the conversion rates of USD 1 to RMB 7.7232 as of March 31, 2007 for the first quarter, USD 1 to RMB 7.6120 as of June 30th, 2007 for the second quarter, USD 1 to RMB 7.4928 as of September 30th, 2007 for the third quarter and US $1 to RMB 7.2946 as of December 31, 2007 for the fourth quarter and the consolidated 2007 full year.

Teleconference Information
Management will conduct a conference call to discuss its financial results for the fourth quarter and full year 2007 at 16:30 EST on Thursday, March 13, 2008. Interested parties may dial toll-free at 1-800-762-8973 if dialing domestically, or 1-480-629-9041 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until March 20, 2008. To listen to the playback, please call 1-800-406-7325 if calling within the United States or 1-303-590-3030 if calling internationally. Please use pass code 3836196 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at http://www.comtech.com.cn/investorinfo.html or ViaVid's website at http://viavid.net/dce.aspx?sid=00004A8C.

To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Comtech Group, Inc.:

Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:      +852 2730 1518
U.S.:       +1 (646) 291 8998
Fax:        +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business such as business with Freescale Semiconductor, Huawei and ZTE or growth strategy such as growth in digital media, growth in mobile handset business, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Comtech's consolidated financial results presented in accordance with GAAP, Comtech uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, 2) Non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets,  3) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets and 4) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Comtech believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Comtech believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Comtech's historical performance and liquidity. Comtech computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Comtech believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COMTECH GROUP, INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE QUARTERS ENDED DECEMBER 31, 2007 AND 2006
(in thousands, except share data)

	Three Months Ended December 31,
	2007	2007	2006
	USD	RMB	RMB
Net revenue
Product sales	67,807	494,628	358,355
Services revenue	3,095	22,572	19,832
	70,902	517,200	378,187
Cost of sales
Cost of goods sold	(55,120)	(402,081)	(298,058)
Cost of services	(1,949)	(14,215)	(8,883)
	(57,069)	(416,296)	(306,941)
Gross profit	13,833	100,904	71,246
Selling, general and administrative expenses	(6,731)	(49,102)	(30,878)
Research and development expenses	(1,535)	(11,197)	(5,677)
Other operating expenses	(37)	(268)	(5)

Income from operations	5,530	40,337	34,686
Gain on disposal of a subsidiary	—	—	(612)
Interest expense	(32)	(230)	(940)
Interest income	1,076	7,846	2,342

Income before income taxes and minority interests	6,574	47,953	35,476
Income tax expense	(515)	(3,754)	(2,585)

Income before minority interests	6,059	44,199	32,891
Minority interests	—	—	2,759

Net income	6,059	44,199	35,650

Earnings per share
Basic	0.16	1.13	1.09
Diluted	0.15	1.10	1.04

Weighted average number of common shares outstanding
Basic		38,979,312	32,640,683
Diluted		40,282,435	34,285,305

COMTECH GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2007 AND 2006
(in thousands, except share data)

	At December 31,
	2007	2007	2006
	USD	RMB	RMB
ASSETS

Current assets:
Cash	126,073	919,650	375,147
Pledged bank deposits	7,074	51,603	55,416
Accounts receivable, net of allowance for doubtful accounts	57,348	418,329	278,589
Bills receivable	4,839	35,300	31,797
Inventories	17,807	129,892	71,959
Prepaid expenses and other receivables	2,509	18,306	14,254

Total current assets	215,650	1,573,080	827,162

Property and equipment, net	2,447	17,848	12,395
Intangible assets, net	20,379	148,659	19,528
Investment in an affiliated company	57	416	416
Goodwill	13,636	99,474	46,692
Other assets	146	1,063	905

TOTAL ASSETS	252,315	1,840,540	907,098

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	23,939	174,628	114,217
Bank borrowings	1,245	9,080	30,272
Amounts due to related parties	192	1,403	1,522
Income taxes payable	954	6,957	9,270
Accrued expenses and other liabilities	23,174	169,046	86,253
Deferred income taxes	558	4,071	—

Total current liabilities	50,062	365,185	241,534

Deferred income taxes	2,946	21,478	—

Total liabilities	53,008	386,672	241,534

Minority interests	—	—	1,646

Stockholders’ equity:
Common stock Par value: USD0.01
Authorized: 200,000,000 shares;
Issued and outstanding: 38,796,167 shares in 2007
32,971,901 shares in 2006	432	3,150	2,725
Additional paid in capital	148,803	1,085,459	402,721
Retained earnings	58,719	428,333	275,890
Accumulated other comprehensive loss	(8,647)	(63,074)	(17,418)

Total stockholders’ equity	199,307	1,453,868	663,918

Commitments and contingencies

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	252,315	1,840,540	907,098

COMTECH GROUP, INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005
(in thousands, except share data)

	2007	2007	2006	2005
	USD	RMB	RMB	RMB
Net revenue
Product sales	219,041	1,597,818	1,269,176	866,332
Services revenue	9,417	68,690	54,387	—
	228,458	1,666,508	1,323,563	866,332
Cost of sales
Cost of goods sold	(177,834)	(1,297,225)	(1,042,951)	(714,881)
Cost of services	(6,356)	(46,368)	(33,928)	—
	(184,190)	(1,343,593)	(1,076,879)	(714,881)
Gross profit	44,268	322,915	246,684	151,451
Selling, general and administrative expenses	(18,594)	(135,631)	(90,097)	(38,970)
Research and development expenses	(5,617)	(40,973)	(27,977)	(15,837)
Other operating income	23	170	185	180

Income from operations	20,080	146,481	128,795	96,824
Gain on disposal of a subsidiary	—	—	6,673	—
Interest expense	(320)	(2,335)	(2,896)	(1,762)
Interest income	3,515	25,637	7,352	2,493

Income before income taxes and minority interests	23,275	169,783	139,924	97,555
Income tax expense	(1,957)	(14,275)	(11,104)	(6,736)

Income before minority interests	21,318	155,508	128,820	90,819
Minority interests	(420)	(3,065)	(5,545)	(3,977)

Net income	20,898	152,443	123,275	86,842

Earnings per share
Basic	0.57	4.12	3.83	3.08
Diluted	0.55	3.98	3.64	2.94

Weighted average number of common shares outstanding
Basic		36,974,100	32,200,044	28,168,274
Diluted		38,306,969	33,829,519	29,507,939

COMTECH GROUP, INC.

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED DECEMBER 31, 2007 AND 2006
(in thousands, except share data)

	Three Months Ended December 31,
	2007	2007	2006
	$'000	RMB'000	RMB'000
Net Income
GAAP net income	6,059	44,199	35,650
Share-based compensation expense	1,675	12,220	6,979
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	982	7,161	—
Non-GAAP net income	8,716	63,580	42,629

Income from operation
GAAP income from operations	5,530	40,337	34,686
Share-based compensation expense	1,675	12,220	6,979
Acquisition related costs - amortization of purchased intangible assets	1,042	7,602	—
Non-GAAP income from operation	8,247	60,159	41,655

Operating Margin
GAAP operating margin	7.80%	7.80%	9.17%
Non-GAAP operating margin	11.63%	11.63%	11.08%

Earnings per share	$	RMB	RMB
GAAP net income per share- Basic	0.16	1.13	1.09
GAAP net income per share- Diluted	0.15	1.10	1.04

Non-GAAP net income per share- Basic	0.22	1.63	1.31
Non-GAAP net income per share- Diluted	0.22	1.58	1.24

Weighted average number of shares outstanding
Non-GAAP net income per share- Basic		38,979,312	32,640,683
Non-GAAP net income per share- Diluted		40,282,435	34,285,305

COMTECH GROUP, INC.

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(in thousands, except share data)

	Year Ended December, 31
	2007	2007	2006
	$'000	RMB'000	RMB'000
Net Income
GAAP net income	20,898	152,443	123,275
Share-based compensation expense	5,211	38,015	20,029
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	1,777	12,963	—
Non-GAAP net income	27,886	203,421	143,304

Income from operation
GAAP income from operations	20,080	146,481	128,795
Share-based compensation expense	5,211	38,015	20,029
Acquisition related costs - amortization of purchased intangible assets	1,837	13,403	—
Non-GAAP income from operation	27,128	197,899	148,824

Operating Margin
GAAP operating margin	8.79%	8.79%	9.73%
Non-GAAP operating margin	11.88%	11.88%	11.24%

Earnings per share
GAAP net income per share- Basic	0.57	4.12	3.83
GAAP net income per share- Diluted	0.55	3.98	3.64

Non-GAAP net income per share- Basic	0.75	5.50	4.45
Non-GAAP net income per share- Diluted	0.73	5.31	4.24

Weighted average number of shares outstanding
- Basic		36,974,100	32,200,044
- Diluted		38,306,969	33,829,519

COMTECH GROUP, INC.

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED MARCH 31, JUNE 30, SEPTEMBER 30 AND DECEMBER 31, 2007
(in thousands, except share data)

	Quarters Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Total
	$'000	$'000	$'000	$'000	$'000

Revenue	44,560	50,554	56,100	70,902	222,116

Net Income
GAAP net income	3,693	5,082	5,477	6,059	20,311
Share-based compensation expense	1,208	833	1,351	1,675	5,067
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	230	233	300	982	1,745
Non-GAAP net income	5,131	6,148	7,128	8,716	27,123

Earnings per share	$	$	$	$	$
GAAP net income per share- Basic	0.11	0.14	0.14	0.16	0.55
GAAP net income per share- Diluted	0.11	0.13	0.14	0.15	0.53
Non-GAAP net income per share- Basic	0.16	0.17	0.19	0.22	0.74
Non-GAAP net income per share- Diluted	0.15	0.16	0.18	0.22	0.71

Weighted average number of shares outstanding
- Basic	33,057,444	36,772,864	38,348,516	38,979,312	36,974,100
- Diluted	34,317,751	38,041,918	39,541,664	40,282,435	38,306,969